Exhibit 99.1

Charter Extends Maturities and Increases Certain of Its Credit Facilities

STAMFORD, Connecticut – June 2, 2022 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that its subsidiary, Charter Communications Operating, LLC (“CCO”), entered into an amendment (the “Amendment”) to CCO’s Credit Agreement on May 26, 2022 to: (i) convert all of CCO’s Term A-4 Loans to Term A-5 Loans, (ii) borrow $2.85 billion additional Term A-5 Loans and extend the maturity of the Term A-5 Loans to August 31, 2027, (iii) create and borrow a new tranche of $500 million of Term A-6 Loans maturing August 31, 2028, (iv) increase the size of CCO’s revolving credit facility, change the interest rate benchmark from LIBOR to SOFR, and extend the maturity date to August 31, 2027 and (v) make certain other amendments to the Credit Agreement.

Charter used a portion of the proceeds from the Amendment to repay all of the Term A-2 Loans, the Term A-4 Loans and all Revolving Loans outstanding prior to the effective date of the Amendment. After giving effect to the Amendment: (i) the aggregate principal amount of Term A-5 Loans outstanding is $6.05 billion with a pricing of SOFR plus 1.25%, (ii) the aggregate principal amount of Term A-6 Loans outstanding is $500 million with a pricing of SOFR plus 1.50% and (iii) the aggregate amount of the revolving credit facility increased by $750 million to a total capacity of $5.5 billion with a pricing of SOFR plus 1.25%. The aggregate principal amount of Term B-1 Loans (maturing April 30, 2025) and Term B-2 Loans (maturing February 1, 2027) outstanding are $2.4 billion and $3.7 billion, respectively, with LIBOR-based pricing unchanged.

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About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 32 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The company also distributes award-winning news coverage, sports and high-quality original programming to its customers through Spectrum Networks and Spectrum Originals. More information about Charter can be found at corporate.charter.com.

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Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

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